Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of this 16th day of April, 2008, and effective as of April 1, 2008 by and between Citizens Business Bank, a California banking corporation (the “Bank”) and D. Linn Wiley (“Consultant”).
     WHEREAS, Consultant is a director of the Bank and its former President and Chief Executive Officer;
     WHEREAS, Consultant and the Bank wish to enter into this agreement pursuant to which Consultant will perform certain services on behalf of the Bank separate and apart from Consultant’s service as a director.
     NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Consulting Services to Be Provided. The Bank hereby retains Consultant as of the Effective Date to perform consulting services to the Bank as directed by the Board of Directors or Chief Executive Officer of the Bank, including but not limited to (a) representing and promoting the goodwill of the Bank, (b) promoting the continued profitability of the Bank by making, among other things, periodic promotional calls on customers and prospective customers and (c) providing consultation on banking matters (collectively, the “Services”). The services to be performed hereunder by Consultant shall only be provided by Consultant himself.
     2. Term. The term of this Agreement shall commence on the date hereof and continue for a period of two years thereafter, subject to earlier termination as set forth herein. (the “Term”).
     3. Remuneration.
          (a) Fee. During the Term, the Bank shall pay to Consultant, for the performance of the Services, a fee of Seven Thousand Seven Hundred Fifty-six Dollars ($7,756) per month, payable at the end of the month.
          (b) Automobile. During the Term, Consultant shall have the use of a Bank-owned automobile as determined by the Bank in consultation with Consultant.
     4. Termination. This Agreement shall terminate automatically on the date of Consultant’s death or Disability, as defined below. The Bank may also terminate this Agreement for Cause, as defined below. For purposes of this Agreement, “Disability” shall mean Consultant’s inability to perform the essential duties hereunder, as reasonably determined by the Board of Directors of Bank, due to Consultant’s medically determinable mental or physical disability for a period of 90 consecutive days or 120 days in any 12 month period. “Cause” shall mean: (a) Consultant’s material violation of (i) any state or federal banking or securities laws, or of the Bylaws, rules, policies or procedures of the Bank or (ii) of the rules or regulations of the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, or any other regulatory agency or governmental authority having jurisdiction over the Bank, or (b) Consultant’s conviction of (i) any felony or (ii) any crime involving moral turpitude or a fraudulent or dishonest act. The provisions of Section 5 through 7 of this Agreement shall survive any such termination.
     5. Non-solicitation. During the period of time ending on the later to occur of (i) termination of Consultant’s service on the Board of Directors or the Bank or (ii) expiration of the Term, Consultant shall not, directly or indirectly, without the prior written consent of the Bank, on behalf of any “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof, solicit or aid in the solicitation of customers or prospective customers for Financial Services, as defined below, or induce or attempt to induce any person (including any entity) who is a customer, prospective customer, supplier, distributor, officer or employee of the Bank during the Term to terminate such person’s relationships with, or to take any action that would be disadvantageous, to, the Bank. “Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans and the solicitation and provision of deposit services and services related thereto and shall also mean acting as an executor, administrator, guardian or conservator of estates for persons other than family members, assignee, receiver, depositary, trustee, custodian, or any other fiduciary or representative capacity for any purpose permitted by law, acting as transfer agent or registrar for corporate stocks, buying and selling securities for the account of customers, or accepting and executing any trust business permitted by any law.
     6. Confidentiality. Consultant agrees that he will not at any time during the term of this Agreement, or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Bank, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Bank (including customer lists), any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, its manner of operation, its plans or other material data, or any other information concerning the business of the Bank, its subsidiaries or affiliates, and the Bank’s goodwill. The provisions of this Section 6 shall not apply to (i) information disclosed in the performance of the Services based on his good faith belief that such a disclosure is in the best interests of Bank; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by the Bank to third parties in the ordinary course of business; (iv) information lawfully received by Consultant from a third party who, based upon inquiry by Consultant, is not bound by a confidential relationship to the Bank or otherwise improperly received the information; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Consultant.
     7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of Consultant’s services, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in San Bernardino County. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Consultant and the Bank shall each bear their own respective costs and attorneys’ fees incurred in conducting the arbitration and shall split equally the fees and administrative costs charged by the arbitrator and AAA. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     8. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of Consultant or of the Bank. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.
     9. Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Bank upon any sale of all or substantially all of the Bank’s assets, or upon any merger, consolidation or reorganization of the Bank with or into any other corporation, all as though such successors and assigns of the Bank and their respective successors and assigns were the Bank; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Consultant to the extent of any payments due to it hereunder. As used in this Agreement, the term “Bank” shall be deemed to refer to any such successor or assign of the Bank referred to in the preceding sentence.
     10. Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).
     11. Retention. Consultant is retained by the Bank only for the purposes and to the extent set forth in this Agreement, and Consultant’s relationship to the Bank shall be that of an independent contractor. Consultant shall not be considered under this Agreement as having employee status or as being entitled to participate in any Bank employee benefit plans.
     12. Taxes. Consultant acknowledgs that no federal or state withholding taxes, FICA, SDI, or other employee payroll taxes or deductions are made with respect to compensation paid to Consultant pursuant to this Agreement. Consultant is responsible for all such taxes, and agrees to report for federal and state income tax purposes all such compensation, and to pay all taxes due thereon and to indemnify, defend and hold the Bank harmless in the event that any claims are made by any taxing authority, by reason of Consultant’s failure to properly pay any and all taxes which are due in relation to the services provided pursuant to this Agreement.
     13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     14 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.
     15 Entire Agreement. This Agreement constitutes the entire agreement by the Bank and Consultant with respect to the subject matter hereof and merges and supersedes any and all prior discussions, negotiations, agreements or understandings between Consultant and the Bank with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Consultant, Consultant and the Bank. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures. Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.
     16 Further Actions. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.
     17 No Third Party Beneficiaries. This Agreement and each and every provision hereof is for the exclusive benefit of the parties and not for the benefit of any third party.
     18 Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CITIZENS BUSINESS BANK
By:	/s/ Christopher D. Myers
Christopher D. Myers, President and Chief
Executive Officer

CONSULTANT:
By:	/s/ D. Linn Wiley
D. Linn Wiley

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